Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. REPORTS 2019 FIRST QUARTER RESULTS

EPS Increases 17.6% to $0.60 Per Diluted Share

New York, New York, May 6, 2019: Inter Parfums, Inc. (NASDAQ GS: IPAR) today reported results for the first quarter ended March 31, 2019. The average dollar/euro ratio for the current first quarter was 1.14 compared to 1.23 in the first quarter of 2018.

First Quarter 2019 Compared to First Quarter 2018:

●	Net sales were $178.2 million, up 3.8% from $171.8 million; at comparable foreign currency exchange rates, net sales increased 7.4%;

●	Sales by European based operations declined 3.8% to $143.7 million from $149.5 million;

●	Sales by U.S. based operations rose 54.8% to $34.5 million from $22.3 million;

●	Gross margin was 61.6% of net sales compared to 61.5% of net sales;

●	S,G&A expense as a percentage of net sales was 42.9% compared to 43.8%;

●	Operating income increased 9.5% to $33.3 million from $30.4 million;

●	Operating margin was 18.7% compared to 17.7%;

●	The effective income tax rate was 27.4% compared to 30.5%;

●	Net income attributable to Inter Parfums, Inc. increased to $18.9 million, up 18.8% from $15.9; and,

●	Net income attributable to Inter Parfums, Inc. per diluted share rose 17.6% to $0.60 from $0.51.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “Our two largest markets, North America and Western Europe, as well as the Middle East, achieved comparable quarter sales growth of 8.5%, 12.7% and 22.9%, respectively, with sales of Montblanc, Jimmy Choo and Boucheron fragrances driving the increases. The 9.3% decline in Asia, which remains our third largest market, is primarily due to lower sales of Lanvin products. With the upcoming launches for Lanvin and Anna Sui, we expect better comparisons for Asia in the coming quarters.”

Commenting on the larger brands within European based operations, Mr. Madar noted, “The nearly 10% increase in Montblanc brand sales was in great part due to the rollout of Montblanc Explorer and we expect favorable comparisons to continue into the second quarter. The 25.7% sales increase in Jimmy Choo fragrances was due to the recent launch of the Jimmy Choo Floral line, the enduring appeal of the brand’s men’s and women’s fragrance collections, and the timing of our 2018 new entries introduced during the second and third quarters.”

Mr. Madar continued, “Following a 242.1% increase in net sales in last year’s first quarter, Coach brand sales settled down with a 22.3% drop in net sales. Coach remains our third largest brand supported by ongoing sales of its signature women’s and men’s scents which debuted in 2016 and 2017, respectively, and, the intervening release of flankers. We have a growth catalyst in the works for Coach in 2020 with an entirely new women’s fragrance pillar. With shipments of our latest Lanvin scent, A Girl in Capri being readied, we should be able to reverse the 18.9% decrease in first quarter brand sales starting in the second quarter.”

Inter Parfums, Inc. News Release	Page 2

May 6, 2019

Mr. Madar talked about other launches in the pipeline noting, “Jimmy Choo will welcome a new men’s scent toward the end of year as well as brand extensions under the Blossom, Illicit and L’Eau banners. Similarly, we have still another Coach flanker in the works, and have recently unveiled one for the Rochas Mademoiselle fragrance family. Also for Rochas, a seasonal limited edition called Escapade Exotique came to market last month. In addition, the Collections under Boucheron, Van Cleef & Arpels and Karl Lagerfeld are adding new scents this year.”

Moving on to U.S. based operations, Mr. Madar noted, “GUESS legacy fragrance sales, which began in the 2018 second quarter, were responsible for the increase in first quarter sales. Excluding GUESS, net sales for the period would have approximated last year. Oscar de la Renta fragrance was the biggest percentage gainer with the rollout of Bella Rosa and legacy scents driving sales growth. Anna Sui sales, while comparable to last year’s first quarter, should build as the Fantasia Mermaid rollout ensues.”

He continued, “We have a major launch beginning in the second quarter of a fragrance duo for Abercrombie & Fitch called Authentic. A GUESS fragrance flanker duo, called 1981 Los Angeles is coming to market in the United States in the spring, followed by international distribution in the fall. The GUESS brand will also be extending its Seductive franchise with a fragrance duo, unveiling later this year. Brand extensions are moving forward for Hollister for both its Festival and Wave fragrance families. For Dunhill, we have a signature collection of men’s scents now being sold exclusively at Harrod’s, with a global rollout to follow. For our newest brands, Graff will launch a women’s multi-scent collection late this year or early in 2020 and we will debut our first scents sold exclusively via e-commerce for the Lily Aldridge brand beginning in the fall.”

Russell Greenberg, Executive Vice President and CFO of Inter Parfums, Inc., pointed out, “Gross profit margin for European operations was 63.2% of sales for the first quarter of 2019, as compared to 63.0% for the corresponding period of the prior year. The strong U.S. dollar had a positive effect on our gross profit margin because over 45% of net sales of our European operations are denominated in dollars, while almost all costs of our European operations are incurred in euro. However, our new Montblanc Explorer product line, which was designed by some of the most highly sought after designers, has a greater than typical cost of sales, which offset much of the benefit of the stronger dollar. For U.S. operations, gross profit margin was 55.1% and 51.4% in the first quarters of 2019 and 2018, respectively, with the improvement attributable to the sales increase of higher margin prestige products under license.”

Mr. Greenberg went on to say, “Improving quarterly sales comparisons have and should continue to provide further leverage of our S,G&A expenses. As noted, consolidated S, G & A expense was 42.9% of net sales compared to 43.8% in last year’s first quarter. For European operations, S,G&A expenses represented 42.5% of net sales in the current first quarter, as compared to 42.8% in the same period last year. For U.S. operations S,G&A expenses represented 44.7% and 50.8% of first quarter net sales in 2019 and 2018, respectively. Promotion and advertising included in S,G&A expenses aggregated 15.4% of net sales for the 2019 period, off slightly from 15.6% in last year’s first quarter. Our full year target for promotion and advertising included in S,G&A expenses remains 21% of net sales.”

Mr. Greenberg continued, “We closed the first quarter with working capital of $387 million, including approximately $228 million in cash, cash equivalents and short-term investments, a working capital ratio of over 3.1 to 1 and $39.6 million of long-term debt, including current maturities, incurred in connection with a license agreement and a brand acquisition.”

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May 6, 2019

Affirms 2019 Guidance

Mr. Greenberg concluded, “As we reported last month, we are looking for 2019 net sales of approximately $712 million resulting in net income attributable to Inter Parfums, Inc. per diluted share of $1.88. Guidance assumes the dollar remains at current levels.”

Dividend

The Company’s regular quarterly cash dividend of $0.275 per share is payable on July 15, 2019 to shareholders of record on June 28, 2019.

Conference Call

Management will conduct a conference call to discuss financial results and business developments at 11:00 am ET on Tuesday, May 7, 2019. Interested parties may participate in the call by dialing (201) 493-6749; please call in 10 minutes before the conference call is scheduled to begin and ask for the Inter Parfums call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to www.interparfumsinc.com and click on the Investor Relations section.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Agent Provocateur, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Lily Aldridge, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 100 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2018 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com

See Accompanying Tables

Inter Parfums, Inc. News Release	Page 4

May 6, 2019

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2019	2018

Net sales	$178,242	$171,767

Cost of sales	68,401	66,138

Gross margin	109,841	105,629

Selling, general and administrative expenses	76,552	75,231

Income from operations	33,289	30,398

Other expenses (income):
Interest expense	626	462
Loss on foreign currency	151	206
Interest income	(1,906)	(1,745)

	(1,129)	(1,077)

Income before income taxes	34,418	31,475

Income taxes	9,440	9,613

Net income	24,978	21,862

Less: Net income attributable to the noncontrolling interest	6,084	5,953

Net income attributable to Inter Parfums, Inc.	$18,894	$15,909

Net income attributable to Inter Parfums, Inc. common shareholders:
Basic	$0.60	$0.51
Diluted	$0.60	$0.51

Weighted average number of shares outstanding:
Basic	31,431	31,267
Diluted	31,679	31,429

Dividends declared per share	$0.28	$0.21

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May 6, 2019

CONSOLIDATED BALANCE SHEETS

(In thousands except share and per share data)

(Unaudited)

ASSETS
	March 31, 2019	December 31, 2018
Current assets:
Cash and cash equivalents	$156,382	$193,136
Short-term investments	71,867	67,870
Accounts receivable, net	167,281	136,420
Inventories	165,389	160,978
Receivables, other	1,461	2,112
Other current assets	7,963	8,076
Income taxes receivable	111	810
Total current assets	570,454	569,402
Equipment and leasehold improvements, net	9,443	9,839
Right-of-use assets, net	30,230	—
Trademarks, licenses and other intangible assets, net	199,775	204,325
Deferred tax assets	9,462	9,299
Other assets	5,118	6,302
Total assets	$824,482	$799,167

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$23,626	$23,155
Current portion of lease liabilities	5,216	—
Accounts payable – trade	62,934	58,328
Accrued expenses	75,328	92,468
Income taxes payable	8,028	4,396
Dividends payable	8,649	8,630
Total current liabilities	183,781	186,977

Long–term debt, less current portion	15,971	22,906
Lease liabilities, less current portion	25,728	—
Deferred tax liability	3,236	3,538

Equity:
Inter Parfums, Inc. shareholders’ equity:
Preferred stock, $.001 par; authorized 1,000,000 shares; none issued	—	—
Common stock, $.001 par; authorized 100,000,000 shares; outstanding 31,449,065 and 31,382,127 shares at March 31, 2019 and December 31, 2018, respectively	31	31
Additional paid-in capital	72,103	69,970
Retained earnings	459,329	448,731
Accumulated other comprehensive loss	(40,097)	(33,650)
Treasury stock, at cost, 9,864,805 shares at March 31, 2019 and December 31, 2018	(37,475)	(37,475)
Total Inter Parfums, Inc. shareholders’ equity	453,891	447,607
Noncontrolling interest	141,875	138,139
Total equity	595,766	585,746
Total liabilities and equity	$824,482	$799,167